NEWS RELEASE
                                                         Cone Mills Corporation
                                                           Greensboro, NC 27415



For Immediate Release


    Cone Mills Moves Forward With Section 363 Sale of Assets to WL Ross & Co.

   $90-million Definitive Agreement For Sale Sets Floor for Competing Bids in
                       Bankruptcy Court Auction Procedure

  Well-Financed Strategic Buyer has Resources to Strengthen Business and Mount
   Effective Response to Devastating Challenge from Low-Cost Textile Imports

         Company Views Sale as Critical to Maintaining Substantial U.S.
                             Manufacturing Presence

Greensboro, NC - October 22, 2003 - Cone Mills Corporation today moved forward with the process of a sale of the corporation to WL Ross & Co. in accordance with Section 363 of Chapter 11 of the U.S. Bankruptcy Code. Cone Mills' Board of Directors formally approved the definitive agreement with WL Ross & Co., which is subject to higher or better offers, at a meeting held late last week.

Under the agreement, WL Ross & Co. will purchase substantially all of the assets of Cone Mills for $46 million in cash and the assumption of the company's outstanding Debtor-in-Possession loans and selected other liabilities, for a total purchase price valued in excess of $90 million. The agreement provides for a closing not later than December 31, 2003. WL Ross & Co. would receive a $1.8 million breakup fee if a higher bid for the company is accepted. Approval of the break-up fee and bidding procedures is subject to Bankruptcy Court approval.

WL Ross & Co.'s agreement to purchase Cone Mills for $90 million sets a floor for other bids and is subject to higher or better offers. If any competing bids are received by a bidding deadline to be established by the Bankruptcy Court, an auction will be held involving the competing bidders. The bid process will be coordinated by the company's Chief Restructuring Officer, Michael D'Appolonia of Nightingale and Associates, LLC, and the company's investment banker, Jefferies and Company.

John L. Bakane, Chief Executive Officer of Cone Mills, said, "For many years, we have followed a strategy aimed at recapitalizing the company and establishing access to lower cost denim manufacturing capacity; the WL Ross and Co. proposal is consistent with that strategy. With the infusion of resources from a sale, as well as the steps we've taken to reconfigure our denim manufacturing operations to increase their efficiency and cost competitiveness, we believe we can meet the challenge presented by the unprecedented and continuing onslaught of low-cost textile imports, while also continuing to provide substantial manufacturing employment opportunities in the U.S., particularly in the Carolinas. We believe these actions will make Cone Mills a strong and long-term partner for our customers."
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"Our definitive agreement with WL Ross & Company is an important step toward completing this process expeditiously within the framework of Chapter 11," Mr. Bakane added. "Once we have an approved transaction, we will be able to focus on recapitalizing the company, accessing low-cost production, and ensuring that Cone Mills remains a strong participant in the intensely competitive global textile marketplace."

About Cone Mills

Founded in 1891, Cone Mills Corporation, headquartered in Greensboro, NC, is the world's largest producer of denim fabrics and one of the largest commission printers of home furnishings fabrics in North America. Manufacturing facilities are located in North Carolina and South Carolina, with a joint venture plant in Coahuila Mexico. http://www.cone.com

              This release includes forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, reflecting management's current analysis and expectations, based on what management believes to be reasonable assumptions. These forward-looking statements include statements relating to our anticipated financial performance and business prospects. Statements preceded by, followed by or that include words such as "believe," "anticipate," "estimate," "expect," "would," and other similar expressions are to be considered such forward-looking statements. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.

Contacts:
Michael Gross                                                     Nyssa Tussing
212.484.7721                                                       212.484.7966

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